Eaton Vance Management

Two International Place

Suite 1400

Boston, MA 02110

617-482-8260

www.eatonvance.com

EXHIBIT (l)

July 31, 2019

Eaton Vance Tax-Advantaged Dividend Income Fund

Two International Place

Boston, MA 02110

Ladies and Gentlemen:

I have acted as counsel to Eaton Vance Tax-Advantaged Dividend Income Fund (the “Fund”). I am admitted to practice law in the Commonwealth of Massachusetts. The Fund is a Massachusetts business trust pursuant to the Declaration of Trust dated July 10, 2003, as amended (the “Declaration of Trust”).

I am of the opinion that all legal requirements have been complied with in the creation of the Fund, and that said Declaration of Trust is legal and valid.

I am a member of the Massachusetts bar and have acted as counsel to the Fund in connection with Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Fund’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission on July 31, 2019 (as so amended, the “Registration Statement”), with respect to the take down of 10,944,308 common shares of beneficial interest of the Fund, par value $0.01 per share (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”). I provide this opinion in connection with the Fund’s filing of the Registration Statement.

The Trustees of the Fund have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares and the number of shares of each series or class authorized is unlimited. Under the Declaration of Trust, the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Fund for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Fund.

Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

1.	The Fund is a trust with transferable shares of beneficial interest organized in compliance with the laws of the Commonwealth of Massachusetts, and the Declaration of Trust is legal and valid under the laws of the Commonwealth of Massachusetts.

2.	Shares of beneficial interest of the Fund registered by Form N-2 may be legally and validly issued in accordance with the Declaration of Trust upon receipt of payment in compliance with the Declaration of Trust and, when so issued and sold, will be fully paid and nonassessable by the Fund.

Securities and Exchange Commission July 31, 2019 Page 2

Under Massachusetts law, if certain conditions prevail, shareholders of a Massachusetts business trust (such as the Fund) could be deemed to have personal liability for the obligations of the Fund. The Fund’s Declaration of Trust contains an express disclaimer of liability on the part of shareholders and the Fund’s By-laws provide that the Fund shall, upon request by the shareholder, assume the defense of any claim made against any shareholder for any act or obligation of the Fund and satisfy any judgement thereon. The Declaration of Trust also contains provisions limiting the liability of a series or class to that series or class. Moreover, the Fund’s By-laws also provide for indemnification of any shareholder held personally liable solely by reason of being or having been a shareholder for all loss or expense arising from such liability. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

I consent to the filing of this opinion with the Securities and Exchange Commission as part of the Fund’s registration statement on Form N-2.

Very truly yours,

/s/ Kimberly M. Roessiger

Kimberly M. Roessiger, Esq.

Assistant Vice President